EXHIBIT 17.1


                             R E S I G N A T I O N


     I, Melvyn Greenstein, hereby resign, effective January 5, 2003, as an officer, director and registered agent of Direct Dental Services, Inc.



Dated January 5, 2003


/s/ Melvyn Greenstein
-------------------------
Melvyn Greenstein